AgroFresh Solutions Reports Results for First Quarter 2017
15% growth in net sales, further operating efficiencies drive bottom line improvement

•	Net sales of $33 million, up 15 percent versus the first quarter of 2016

•	First quarter 2017 net loss reduced to $12 million compared to a net loss of $25 million for the first quarter of 2016

•	First quarter EBITDA[1] of $11 million compared to $4 million in the year earlier period

•	$9 million of cash generated by operations for the first quarter of 2017

•	Quarter end cash of $85 million, up nearly $8 million since December 31, 2016 and up $20 million since March 31, 2016

PHILADELPHIA, May 9, 2017 -- AgroFresh Solutions, Inc. ("AgroFresh" or the "Company") (NASDAQ: AGFS), a global leader in produce freshness solutions, announced financial results for the first quarter of fiscal 2017, ended March 31, 2017. AgroFresh is in the business of preserving and enhancing the quality and freshness of food, reducing food waste and improving productivity.

Jordi Ferre, Chief Executive Officer, commented, "First quarter results reflect the health of our business and give us confidence that our new operations focus and enhanced financial discipline are yielding results. We grew revenues for the second consecutive quarter, with growth of 15 percent in the first quarter compared to the prior year period.

Of particular note, we increased market share in the highly competitive Argentina market that saw two new competitors enter the market, further evidence that our new marketing initiatives, geographic and product diversification efforts, and introduction of the SmartFresh Quality SystemTM are strengthening our reputation as the industry leader. Additionally, we saw double-digit growth on sales of Harvista as compared to the first quarter of 2016.

Our strong top line growth led to overall financial results that were significantly improved from a year ago. As we continue to implement our growth strategy, it is encouraging that we have the support of Dow and Avenue Capital, who have not only exhibited their high degree of confidence by agreeing to make available up to $100 million in loans for approved acquisitions but have also improved our financial flexibility through our recently announced agreements.”

Financial Highlights for the First Quarter
Net sales for the first quarter of 2017 were up 15 percent versus the first quarter of 2016, primarily due to SmartFresh growth in Brazil and Chile as well as Harvista growth in Argentina.

Stable margins, as gross profit of 82 percent was in-line with the first quarter of 2016.

Research and development costs of $3 million were $1 million less than in the first quarter of 2016, reflecting more targeted research activities.

Selling, general and administrative expenses of $16 million were reduced by over $3 million from a year ago due to efficiency and productivity improvements,

Interest expense of $10 million was $5 million less than in the first quarter of 2016, driven by lower accretion of contingent consideration.

(1) EBITDA is a non-GAAP financial measure. Please see the information under “Non-GAAP Financial Measures” below for a description of EBITDA and the tables at the end of this press release for a reconciliation of Non-GAAP financial measures to GAAP results.

Balance Sheet and Cash Flow
The company continues to generate strong cash flow, with cash from operations of $9 million in the quarter. At March 31, 2017, the company had cash on hand of $85 million.

Katherine Harper, CFO, said, “The new year is off to a strong start with improved top and bottom line performance. Consolidated margins were consistent with the first quarter of 2016 and continue to primarily reflect the impact of our evolving product mix and additional investment in growth initiatives. Over time, we expect to achieve better performance by driving down operating expenses. We expect the full year average run rate for SG&A to be $11 million per quarter. Our asset-light model, attractive cash flow and $85 million cash balance, together with the potential for up to $100 million acquisition support from Dow and Avenue, provide us with extensive financial resources to capitalize on the growth opportunities in the rapidly emerging food preservation and waste reduction space.”

Conference Call
The Company will conduct a conference call to discuss its first quarter 2017 results at 8:30 a.m. Eastern Time on May 9, 2017. To access the call, please dial 877-883-0383 from the U.S. or 412-902-6506 from outside the U.S. The conference call I.D. number is 0345358. The call will also be available as a live webcast with an accompanying slide presentation, which will be accessible via the "Events & Presentation" page of the Investor Relations section of the Company's website at www.agrofresh.com. All participants should call or access the website approximately 10 minutes before the conference call begins.

A telephone replay of the conference call will be available by dialing 877-344-7529 (US) and 412-317-0088 (International) until Tuesday, May 23, 2017. The replay I.D. number is 10106304.

Non-GAAP Financial Measures
This press release contains the non-GAAP financial measure EBITDA. The Company believes this non-GAAP financial measure provides meaningful supplemental information as it is used by the Company's management to evaluate the Company's performance. Management believes that this measure enhances a reader's understanding of the financial performance of the Company, is more indicative of operating performance of the Company, and facilitates a better comparison between fiscal periods, as the non-GAAP measure excludes items that are not considered core to the Company's operations.

The Company does not intend for the non-GAAP financial measure contained in this release to be a substitute for any GAAP financial information. Readers of this press release should use this non-GAAP financial measure only in conjunction with the comparable GAAP financial measure. Reconciliations of the non-GAAP financial measure EBITDA to the most comparable GAAP measure are provided in the table at the end of this press release.

About AgroFresh
AgroFresh Solutions, Inc. (NASDAQ: AGFS) is a global industry leader in providing innovative data-driven specialty solutions aimed at enabling growers and packers of fresh produce to preserve and enhance the freshness, quality and value of fresh produce and to maximize the percentage of produce supplied to the market relative to the amount of produce grown. Its flagship product is the SmartFresh™ Quality System, a freshness protection technology proven to maintain firmness, texture and appearance of fruits during storage and transport. SmartFresh is currently commercialized in over 40 countries worldwide. Additionally the company has a number of different solutions and application technologies that have either been launched (Harvista, RipeLock, Landspring) or will be launched in the future that will extend its footprint to other crops and steps of the global produce supply chain. For more information, please visit www.agrofresh.com.

Forward-Looking Statements
In addition to historical information, this release may contain "forward-looking statements" within the meaning of the "safe harbor" provisions of the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this release that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions (or the negative versions of such words or expressions). Forward-looking statements include, without limitation, information concerning the Company's possible or assumed future results of operations, including all statements regarding financial guidance, anticipated future growth, business strategies, competitive position, industry environment, potential growth opportunities and the effects of regulation. These statements are based on management's current expectations and beliefs, as well as a number of assumptions concerning future events. Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company's management's control that could cause actual results to differ materially from the results discussed in the forward-looking statements. These risks include, without limitation, the risk of increased competition; the ability of the business to grow and manage growth profitably; costs related to operating AgroFresh as a stand-alone public company; changes in applicable laws or regulations, and the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors. Additional risks and uncertainties are identified and discussed in the Company's filings with the SEC, which are available at the SEC's website at www.sec.gov.

Contact:
AgroFresh Solutions, Inc.
Katherine Harper, CFO
investorrelations@AgroFresh.com

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	March 31, 2017	December 31, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$84,858	$77,312
Accounts receivable, net of allowance for doubtful accounts of $1,422 and $1,242, respectively	55,167	63,675
Inventories	16,156	15,467
Other current assets	13,642	14,047
Total current assets	169,823	170,501
Property and equipment, net	7,748	8,048
Intangible assets, net	766,868	776,584
Deferred income tax assets	8,227	8,459
Other assets	2,330	2,252
TOTAL ASSETS	$954,996	$965,844

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$9,956	$12,133
Current portion of long-term debt	4,250	15,250
Income taxes payable	3,121	3,121
Accrued expenses and other current liabilities	67,281	66,366
Total current liabilities	84,608	96,870
Long-term debt	403,431	392,996
Other noncurrent liabilities	145,455	140,833
Total liabilities	633,494	630,699

Commitments and contingencies
Stockholders’ equity:
Common stock, par value $0.0001; 400,000,000 shares authorized, 50,942,207 and 50,698,587 shares issued and 50,280,826 and 50,037,206 shares outstanding at March 31, 2017 and December 31, 2016, respectively	5	5
Preferred stock; par value $0.0001, 1 share authorized and outstanding at March 31, 2017 and December 31, 2016	—	—
Treasury stock; par value $0.0001, 661,381 shares at March 31, 2017 and December 31, 2016	(3,885)	(3,885)
Additional paid-in capital	475,854	475,598
Accumulated deficit	(144,229)	(132,200)
Accumulated other comprehensive loss	(6,243)	(4,373)
Total stockholders' equity	321,502	335,145
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$954,996	$965,844

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Net sales	$32,730	$28,411
Cost of sales (excluding amortization, shown separately below)	5,839	23,820
Gross profit	26,891	4,591
Research and development expenses	3,297	4,429
Selling, general, and administrative expenses	16,431	19,666
Amortization of intangibles	10,445	9,899
Change in fair value of contingent consideration	215	(3,100)
Operating loss	(3,497)	(26,303)
Other income	40	55
Gain on foreign currency exchange	3,103	830
Interest expense, net	(10,293)	(15,008)
Loss before income taxes	(10,647)	(40,426)
Income tax provision (benefit)	1,382	(15,289)
Net loss	$(12,029)	$(25,137)

Loss per share:
Basic	$(0.24)	$(0.51)
Diluted	$(0.24)	$(0.51)
Weighted average shares outstanding:
Basic	49,661,469	49,718,153
Diluted	49,661,469	49,718,153

AgroFresh Solutions, Inc.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

(in thousands)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
Cash flows from operating activities:
Net loss	$(12,029)	$(25,137)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	10,978	10,837
Provision for bad debts	180	—
Stock-based compensation for equity classified awards	216	1,071
Pension expense	49	—
Amortization of inventory fair value adjustment	—	18,505
Amortization of deferred financing costs	579	557
Accretion of contingent consideration	3,704	7,835
Increase (decrease) in fair value of contingent consideration	215	(3,100)
Deferred income taxes	232	(13,845)
Loss on sales of property	81	6
Other	43	981
Changes in operating assets and liabilities:
Accounts receivable	9,148	8,704
Inventories	(637)	1,845
Prepaid expenses and other current assets	407	(2,803)
Accounts payable	(5,013)	5,724
Accrued expenses and other liabilities	(716)	(2,124)
Income taxes payable	(9)	894
Other assets and liabilities	1,408	—
Net cash provided by operating activities	8,836	9,950
Cash flows from investing activities:
Cash paid for property and equipment	(1,014)	(850)
Proceeds from sale of property	—	8
Other investments	(350)	—
Net cash used in investing activities	(1,364)	(842)
Cash flows from financing activities:
Repayment of long term debt	(1,063)	(1,062)
Repurchase of stock for treasury	—	(1,488)
Net cash used in financing activities	(1,063)	(2,550)
Effect of exchange rate changes on cash and cash equivalents	1,137	632
Net increase in cash and cash equivalents	7,546	7,190
Cash and cash equivalents, beginning of period	77,312	57,765
Cash and cash equivalents, end of period	$84,858	$64,955

Supplemental disclosures of cash flow information:
Cash paid for interest	$6,085	$6,204
Cash paid for income taxes	$679	$1,691
Supplemental schedule of non-cash investing and financing activities:
Accrued purchases of property and equipment	$578	$—

GAAP to Non-GAAP Reconciliations

The following is a reconciliation between the non-GAAP financial measure of EBITDA to its most directly comparable GAAP financial measure, net loss:

(in thousands)	Three Months Ended March 31, 2017	Three Months Ended March 31, 2016
GAAP Net loss	$(12,029)	$(25,137)
Provision (benefit) for income taxes	1,382	(15,289)
Amortization of inventory step-up(1)	—	18,505
Interest expense(2)	10,293	15,008
Depreciation and amortization	10,978	10,837
Non-GAAP EBITDA	$10,624	$3,924

———————————————————————————————

(1)	The amortization of inventory step-up related to the acquisition of AgroFresh was charged to income based on the pace of inventory usage.

(2)	Interest on the term loan and accretion for debt discounts, debt issuance costs and contingent consideration.